                                 EXHIBIT 11.1

                                  LYCOS, INC.
                     COMPUTATION OF NET LOSS PER SHARE (1)

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
                                     THREE MONTHS                 INCEPTION
                                        ENDED      YEAR ENDED   (JUNE 1, 1995)
                                       JULY 31,     JULY 31,     TO JULY 31,
                                         1996         1996           1995
                                     ------------  -----------  --------------
Common stock, beginning of period...  13,792,896    10,000,000    10,000,000
Cheap stock shares relating to SAB
 No. 83(2)..........................                 1,086,956     1,086,956
Weighted average common shares out-
 standing during the period.........                   979,651
Treasury stock buyback..............                   (74,192)      (74,192)
                                     -----------   -----------   -----------
                                      13,792,896    11,992,415    11,012,764
                                     ===========   ===========   ===========
Net loss............................ $(2,205,996)  $(5,087,838)  $  (105,381)
Primary net loss per share.......... $     (0.16)  $     (0.42)  $     (0.01)
                                     ===========   ===========   ===========
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(1) Fully diluted net loss per share has not been separately presented, as the amounts would not be materially different from primary net loss per share.
(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, certain common and common equivalent shares issued by the Company during the twelve months immediately preceding the initial filing of the registration statement relating to the Company's initial public offering have been included in the calculation of weighted average shares, using the treasury stock method and the initial public offering price, as if these shares were outstanding for all periods prior to the initial public offering.